Exhibit 99.1

BIGLARI HOLDINGS INC.
NEWS RELEASE

San Antonio, TX, May 16 – Biglari Holdings Inc. (NYSE: BH) announces its results for the fiscal second quarter of 2014.

Biglari Holdings Inc.’s earnings for the sixteen and twenty-eight weeks that ended April 9, 2014 and April 10, 2013 are summarized below.  To become fully apprised of our results, shareholders should carefully study our 10-Q, which has been posted at www.biglariholdings.com.

(In thousands)
	Sixteen Weeks Ended		Twenty-Eight Weeks Ended
	April 9,	April 10,	April 9,	April 10,
	2014	2013	2014	2013
Pre-tax operating earnings	$7,308	$1,654	$10,153	$9,568
Biglari Holdings investment losses	—	(570)	—	(569)
Gain on contribution to investment partnership	29,524	—	29,524	—
Investment partnership losses	(45,842)	—	(22,349)	—
Interest expense	(2,120)	(2,059)	(3,594)	(3,796)
Income tax benefit (expense)	6,460	1,965	(1,913)	422
Other	(1,133)	1,190	(1,133)	1,117
Net earnings attributable to Biglari Holdings Inc.	$(5,803)	$2,180	$10,688	$6,742

Analysis of Results:

Investments held through investment partnerships affect our reported quarterly earnings based on their carrying value.  We do not regard the quarterly or annual fluctuations in the partnerships’ carrying values to be meaningful. Therefore, our operating businesses are best analyzed before the impact of investment gains/losses. As a consequence, in the preceding table we separate earnings of our operating businesses from our investment gains/losses.

Furthermore, in the fiscal second quarter of 2014, Biglari Holdings contributed securities to an investment partnership and recognized a non-cash pre-tax gain of $29.5 million. We do not find the gain to be meaningful from an economic perspective. The transaction had no material effect on our consolidated shareholders’ equity because the gain included in earnings was accompanied by a corresponding reduction in unrealized investment gains included in a separate component of shareholders’ equity.

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer.

Comment on Regulation G

This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines pre-tax operating earnings outside of the investment gains/losses of the Company and its consolidated affiliated partnerships.

Risks Associated with Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company’s filings with the SEC.

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